UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 20, 2010

SuccessFactors, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33755	94-3398453
(Commission File Number)	(IRS Employer Identification No.)

1500 Fashion Island Blvd., Suite 300, San Mateo, CA	94404
(Address of Principal Executive Offices)	(Zip Code)

(650) 645-2000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On July 20, 2010, SuccessFactors, Inc. ("SuccessFactors" or the "Company") completed its previously announced acquisition of CubeTree, Inc. ("CubeTree"), pursuant to the terms of an Agreement and Plan of Merger (as amended, the "Merger Agreement") by and among the Company, its wholly owned subsidiaries, Congo Acquisition Corp. ("Merger Sub I") and Congo Acquisition LLC ("Merger Sub II") and CubeTree.

The acquisition was accomplished by the merger of Merger Sub I into CubeTree, with CubeTree surviving the merger as a wholly owned subsidiary of SuccessFactors and, as part of the same overall transaction, the subsequent merger of CubeTree, as the surviving entity of the first merger, into Merger Sub II, with Merger Sub II surviving the second merger as a wholly owned subsidiary of SuccessFactors (collectively, the "Merger").

SuccessFactors acquired all of the outstanding capital stock and other securities of CubeTree for 903,733 shares of SuccessFactors' common stock (the "Consideration"). SuccessFactors has agreed to register for resale the shares of its common stock issued as the Consideration. In addition, the former stockholders of CubeTree will be eligible to receive a contingent cash payment on the three-year anniversary of the closing of the Merger (the "Closing") or at such earlier time as a change of control of SuccessFactors occurs (such earlier time, the "Top-Up Payment Date"). This contingent cash payment will be payable if, on the Top-Up Payment Date, the value of the Consideration issued at the closing and still held by former the CubeTree stockholders (the "Market Value") is less than an amount equal to approximately $50 million, subject to working capital and other adjustments (the "Guaranteed Value"), SuccessFactors shall make a payment to such holders in an amount equal to the difference between the Guaranteed Value and the Market Value (the "Top-Up Payment"). The aggregate Top-Up Payment will be reduced to the extent of any sale, transfer or other disposition of any of the Consideration (subject to certain limited exceptions). Such right to receive the Top-Up Payment will terminate in the event the value of the shares of the Consideration equals or exceeds approximately $50 million at any time prior to the Top-Up Payment Date. In addition, unvested CubeTree stock options outstanding at the closing were terminated and SuccessFactors issued the holders of such terminated options 97,819 restricted stock units of SuccessFactors.

The description contained in this Item 2.01 of certain terms of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

On July 20, 2010, SuccessFactors issued 903,733 shares of the Company's common stock in connection with its acquisition of CubeTree, of which 190,511 shares will be held in escrow for 18 months to secure the indemnification obligations of the selling stockholders. The shares were issued in reliance upon an exemption from registration available under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K is required be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K is required be filed.

(d) Exhibits.

Number Description

2.1 Agreement and Plan of Merger by and among SuccessFactors, Inc., Congo Acquisition Corp., Congo Acquisition LLC, CubeTree, Inc. and Gus Tai, as Stockholders' Agent dated as of May 3, 2010, as amended.*

______

* Schedules have been omitted pursuant to Regulation S-K Item 601(b)(2). SuccessFactors hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUCCESSFACTORS, INC.

By:	/s/ Hillary Smith Hillary Smith General Counsel and Secretary

Date: July 21, 2010

EXHIBIT INDEX

Number Description

2.1 Agreement and Plan of Merger by and among SuccessFactors, Inc., Congo Acquisition Corp., Congo Acquisition LLC, CubeTree, Inc. and Gus Tai, as Stockholders' Agent dated as of May 3, 2010, as amended.*

______

* Schedules have been omitted pursuant to Regulation S-K Item 601(b)(2). SuccessFactors hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.